Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

December 16, 2020

Upstart Holdings, Inc.

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Upstart Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 5,520,000 shares of common stock to be issued under the 2020 Equity Incentive Plan (the “2020 Plan”); (ii) 1,380,000 shares of common stock to be issued under the 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and (iii) 20,066,913 shares of common stock which are subject to currently outstanding stock options under the 2012 Stock Plan (the “2012 Plan” and together with the 2020 Plan and the 2020 ESPP, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

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Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.